EXHIBIT 1

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of Raptor Networks Technology, Inc.

         EXECUTED this 12 day of April 2004.

PALISADES HOLDINGS LLC                          REID HUNTER BREITMAN

By: /s/ Reid Hunter Breitman                    By: /s/ Reid Hunter Breitman
    ------------------------                        ------------------------
Name: Reid Hunter Breitman                      Name: Reid Hunter Breitman
Title: Managing Member

JULIA MARIE BREITMAN

/s/ Julia Marie Breitman
------------------------
Julia Marie Breitman